Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-143492

PROSPECTUS SUPPLEMENT DATED NOVEMBER 2, 2007
TO
PROSPECTUS DATED OCTOBER 2, 2007

ENER1, INC.

This prospectus supplement should be read in conjunction with our prospectus dated October 2, 2007 and in particular “Risk Factors” beginning on page 6 of the prospectus.

This prospectus supplement includes the information disclosed in the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on November 2, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 30, 2007

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 W. Cypress Creek Road, Suite 100, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 556-4020

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2007, the Board of Directors of Ener1, Inc. ("Ener1") appointed Dr. Peter Novak as President of Ener1. Dr. Novak has been a director of our company since February 2002 and Chief Executive Officer since December 2006. There was no change to his compensation package.

Effective October 31, 2007, Subhash Dhar resigned as President of Ener1 to pursue other interests.

On October 30, 2007, Gerard Herlihy was named Chief Financial Officer ("CFO") of Ener1. Mr. Herlihy will serve as the principal accounting and financial officer of Ener1. Since October 16, 2006, he directed Ener1’s media and investor relations and external reporting. He was the CFO of Ener1 from January 27, 2006 through October 16, 2006. Since June 1, 2004, he also served as CFO and since September 1, 2005 he has additionally served as President of Splinex Technology Inc., an Ener1 related company. For the year before he joined Splinex, Mr. Herlihy provided accounting, financing and acquisition advisory consulting services to public and private companies. From 2001 through 2003, he was the chief executive officer of Putt Trak Inc., a vision systems software development company. Mr. Herlihy’s previous positions included chief financial and administrative officer of a publicly held truck and automotive parts supplier, managing director of corporate finance at an investment bank and auditor at a big eight public accounting firm. Mr. Herlihy has a Masters of Business Administration degree from the Harvard Business School and a Bachelor of Science degree from the University of Rhode Island and is a Certified Public Accountant (inactive status). Terms of Mr. Herlihy's compensation package have not been finalized.

Mr. Ajit Habbu served as CFO of Ener1 from October 16, 2006 until October 30, 2007. Mr. Habbu is assuming other executive duties.

Item 8.01 Other Events.

Ener1 issued a press release on November 2, 2007 announcing management and organizational changes to ready itself for commercialization of lithium ion batteries and fuel cells.

The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Press Release on Management Changes issued on November 2, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

November 2, 2007	By:	/s/ Gerard Herlihy
Name: Gerard Herlihy
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release on Management Changes issued on November 2, 2007

ADVANCED ENERGY SOLUTIONS                                      Exhibit 99.1

MEDIA RELEASE

FOR IMMEDIATE RELEASE

ENER1 ANNOUNCES MANAGEMENT
CHANGES TO READY FOR COMMERCIALIZATION OF LI ION
BATTERIES AND FUEL CELLS

FORT LAUDERDALE, FL - November 2, 2007 — Ener1, Inc. (OTCBB: ENEI) announced the following management and organizational changes effective immediately:

•	Charles Gassenheimer was named Chairman of the Board of Directors. Charles served as Vice Chairman and Acting Chairman of Ener1 for the past 12 months;

•
Dr. Peter Novak, Ener1’s Chief Executive Officer, was named the additional title of President. Subhash Dhar resigned as President this week to pursue his continued involvement in the alternative energy based automotive business;

•	Naoki Ota was named Chief Operating Officer of Ener1. Naoki continues in his role as the President and COO of our EnerDel subsidiary;

•	Anton Zingarevich was named Vice President of Operations for Ener1 and also named Chief Executive Officer of our NanoEner subsidiary;

•
Gerard Herlihy was named Chief Financial Officer of Ener1. Gerard has been directing our media and investor relations and external reporting effort this past year; he also served as our CFO during 2006.

•	Ulrik Grape was named Executive Vice President of Global Sales, Marketing and Business Development for Ener1. Ulrik continues in his role as CEO of our EnerDel subsidiary;

•	Michael Shariff has been appointed General Counsel and Chief Intellectual Property Counsel;

•	Rex Hodge continues to serve in his role as Executive Vice President of Ener1 and President of EnerFuel; and

•	Ajit Habbu, who served as our CFO since October 2006, is assuming other executive duties.

Charles Gassenheimer, Chairman of Ener1, stated, “We have products in both our battery and fuel-cell lines that are nearing commercialization, and now is the time to increase our sales and marketing efforts, develop worldwide distribution channels, and create efficient manufacturing processes.  We believe this management team has the talent and drive to execute the plan to bring our products to market.”

Ener1 recently announced a contract to deliver up to $70 million in batteries for pure electric cars made by Think Electric Cars of Oslo, Norway.  It also recently announced a fuel-cell-powered surveillance camera, a product that is intended to be the first of many fuel-cell-powered offerings.  And the Company recently demonstrated its lithium-ion cool-running battery for Hybrid Electric Vehicles (HEVs), whose development has been aided by grants by the USABC (US Advanced Battery Consortium).

About Ener1, Inc.

Ener1, Inc. (OTC Bulletin Board: ENEI— News) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com